FREIT Maryland Announces Third Quarter Fiscal 2021 Results

HACKENSACK, NJ, September 14, 2021 – First Real Estate Investment Trust of New Jersey, Inc. (“FREIT Maryland” “we” or the “Company”) reported its operating results for the fiscal quarter and nine months ended July 31, 2021. The results of operations as presented in this earnings release are unaudited and are not necessarily indicative of future results.

FINANCIAL HIGHLIGHTS & OPERATING STATISTICS
	For the Fiscal Quarter Ended		For the Nine Months Ended
	July 31,		July 31,
	2021	2020	2021	2020

GAAP Earnings (Loss) Per Share - Basic	$0.03	$(0.02)	$0.11	$3.55
GAAP Earnings (Loss) Per Share - Diluted	$0.03	$(0.02)	$0.11	$3.54
AFFO Per Share - Basic and Diluted	$0.34	$0.43	$1.17	$0.78
Dividends Per Share	$0.05	$0.00	$0.15	$0.00

Total Average Residential Occupancy (a)	95.5%	93.5%	96.0%	93.8%
Total Average Commercial Occupancy	76.0%	79.1%	76.4%	80.3%

(a)  Occupancy metrics exclude the Pierre Towers property located in Hackensack, NJ  from all periods presented as the property was deconsolidated and converted to a tenancy-in-common form of ownership ("TIC") on February 28, 2020.

Results for the Quarter

Real estate revenue increased 3.2% to $12.5 million for the fiscal quarter ended July 31, 2021 as compared to $12.1 million for the prior year’s comparable period. The increase in revenue was primarily attributable to the following: (a) an increase in revenue of approximately $0.5 million resulting from the write-off in the prior year’s comparable period of the straight-line rent receivable and uncollectible revenue for the Cobb Theatre at the Rotunda retail property due to the lease being rejected in the bankruptcy court proceedings; (b) an increase in revenue from the residential segment of approximately $0.3 million primarily driven by an increase in the average occupancy rate to 95.5% from 93.5% in the prior year’s comparable period and an increase in base rents across most properties; offset by (c) a reversal of rental revenue in the amount of approximately $0.3 million in the current year’s period deemed uncollectible and attributable to commercial tenants suffering adverse financial consequences as a result of the COVID-19 pandemic; and (d) a decrease in revenue in the commercial segment of approximately $0.1 million resulting from the decline in the average occupancy rate to 76.0% from 79.1% in the prior year’s comparable period.

Net income (loss) attributable to common equity (“net income (loss)”) was net income of approximately $0.2 million or $0.03 per share basic and diluted for the fiscal quarter ended July 31, 2021 as compared to net loss of $0.2 million or ($0.02) per share basic and diluted for the prior year’s comparable period. The increase was primarily driven by the following: (a) an increase in revenue in the amount of approximately $0.4 million (with a consolidated impact to FREIT Maryland of approximately $0.3 million) as explained above; (b) a decrease in third party transaction costs incurred in the prior year’s comparable period of approximately $0.1 million; (c) a decrease in depreciation expense of approximately $0.1 million (with a consolidated impact to FREIT Maryland of approximately $0.1 million) primarily attributed to tenant improvements written off in Fiscal 2020; (d) a decline in expense for the reserve of uncollectible rents of approximately $0.3 million (with a consolidated impact to FREIT Maryland of approximately $0.2 million); offset by (e) an increase in general & administrative (“G&A”) expenses of approximately $0.2 million primarily driven by an increase in corporate expenses; and (f) an increase in repairs and maintenance expense of approximately $0.2 million (with a consolidated impact to FREIT Maryland of approximately $0.2 million). (Refer to “Table of Revenue & Net Income (Loss) Components”)

Results for the Nine Months

Real estate revenue decreased 8% to $38.1 million for the nine months ended July 31, 2021 as compared to $41.4 million for the prior year’s comparable period. The decline in revenue was primarily attributable to the following: (a) a decline in revenue of approximately $2.7 million resulting from the deconsolidation of the operating results of the Pierre Towers property from FREIT Maryland’s operating results due to the conversion to a tenancy-in-common form of ownership (“TIC”) as of February 28, 2020; (b) a reversal of rental revenue in the amount of approximately $1.2 million in the current year’s period deemed uncollectible and attributable to commercial tenants suffering adverse financial consequences as a result of the COVID-19 pandemic; (c) a decline in revenue from the commercial segment of approximately $0.2 million, (net of lease termination payments received from PetValu in the amount of approximately $0.3 million and a settlement payment in the amount of approximately $0.2 million received from Cobb Theatre at the Rotunda retail property), primarily driven by a decline in the average occupancy rate to 76.4% from 80.3% in the prior year’s comparable period; offset by (d) an increase in revenue from the residential segment of approximately $0.7 million primarily driven by an increase in the average occupancy rate to 96.0% from 93.8% in the prior year’s comparable period and an increase in base rents across most properties.

Net income was $0.8 million or $0.11 per share basic and diluted for the nine months ended July 31, 2021 as compared to $24.8 million or $3.55 per share basic and $3.54 per share diluted for the prior year’s comparable period. The decrease in net income was primarily driven by the following: (a) a gain on deconsolidation of the Pierre Towers subsidiary of approximately $27.7 million recognized in the prior year’s comparable period; (b) an increase in G&A expenses of approximately $1.1 million primarily driven by an increase in legal costs attributed to the legal proceedings between FREIT Maryland and certain of its affiliates and Sinatra Properties, LLC; (c) an increase in snow removal costs due to a harsher winter in Fiscal 2021 of approximately $0.5 million (with a consolidated impact to FREIT Maryland of approximately $0.4 million); (d) a reduction in revenue, excluding the impact of the conversion of the Pierre Towers property to a TIC, in the amount of approximately $0.7 million (with a consolidated impact to FREIT Maryland of approximately $0.2 million) as explained above; (e) a decrease in net income with an impact of approximately $0.4 million attributed to the Pierre Towers deconsolidation from FREIT Maryland’s operating results in the prior year’s comparable period (with a consolidated impact to FREIT Maryland of approximately $0.3 million); and (f) an increase in repairs and maintenance expense of approximately $0.4 million (with a consolidated impact to FREIT Maryland of approximately $0.2 million), (excluding the impact of the deconsolidation of the operating results of the Pierre Towers from FREIT Maryland’s operating results of approximately $0.2 million in repairs and maintenance expense); offset by (g) a decrease in third party transaction costs incurred in the prior year’s comparable period of approximately $4.6 million; (h) a decrease in net financing costs of approximately $1.1 million (with a consolidated impact to FREIT Maryland of approximately $0.8 million), (excluding the impact of the deconsolidation of the operating results of the Pierre Towers from FREIT Maryland’s operating results of approximately $0.6 million in interest expense), primarily driven by a decline in interest rates on variable mortgage loans; (i) a decline in expense for the reserve of uncollectible rents for commercial tenants of approximately $0.7 million (with a consolidated impact to FREIT Maryland of approximately $0.5 million); and (j) a decline in depreciation expense of approximately $0.5 million (with a consolidated impact to FREIT Maryland of approximately $0.2 million), (excluding the impact of the deconsolidation of the operating results of the Pierre Towers from FREIT Maryland’s operating results of approximately $0.5 million in depreciation expense), primarily driven by the tenant improvements written off in Fiscal 2020. (Refer to “Table of Revenue & Net Income (Loss) Components”)

Table of Revenue & Net Income (Loss) Components

	For the Fiscal Quarter Ended July 31,			For the Nine Months Ended July 31,
	2021	2020	Change	2021	2020	Change
	(In Thousands Except Per Share Amounts)			(In Thousands Except Per Share Amounts)
Revenue:
Commercial properties	$5,873	$5,756	$117	$18,074	$19,425	$(1,351)
Residential properties	6,669	6,393	276	20,026	22,005	(1,979)
Total real estate revenues	12,542	12,149	393	38,100	41,430	(3,330)

Operating expenses:
Real estate operations	5,377	5,563	(186)	16,578	17,807	(1,229)
Third party transaction costs	—	87	(87)	—	4,606	(4,606)
General and administrative	1,413	1,233	180	4,143	3,061	1,082
Depreciation	2,315	2,425	(110)	6,948	7,887	(939)
Total operating expenses	9,105	9,308	(203)	27,669	33,361	(5,692)

Operating income	3,437	2,841	596	10,431	8,069	2,362

Financing costs	(3,050)	(3,121)	71	(9,242)	(11,032)	1,790

Investment income	29	38	(9)	88	174	(86)

Loss on investment in tenancy-in-common	(100)	(78)	(22)	(245)	(96)	(149)

Gain on deconsolidation of subsidiary	—	—	—	—	27,680	(27,680)
Net income (loss)	316	(320)	636	1,032	24,795	(23,763)

Net (income) loss attributable to noncontrolling interests in subsidiaries	(107)	139	(246)	(256)	(18)	(238)
Net income (loss) attributable to common equity	$209	$(181)	$390	$776	$24,777	$(24,001)

Earnings (Loss) per share - basic and diluted
Basic	$0.03	$(0.02)	$0.05	$0.11	$3.55	$(3.44)
Diluted	$0.03	$(0.02)	$0.05	$0.11	$3.54	$(3.43)

Weighted average shares outstanding:
Basic	7,022	6,998		7,016	6,989
Diluted	7,026	6,998		7,018	6,992

COVID-19 Pandemic Impact

Despite the COVID-19 pandemic and preventive measures taken to mitigate the spread, our residential properties continued to generate cash flow. The average annual occupancy rate for the residential properties (including the Pierre TIC) has increased from approximately 93.5% and 93.3%, respectively, for the nine and three months ended July 31, 2020 to approximately 95.6% and 95.3%, respectively, for the nine and three months ended July 31, 2021. The tenants at these properties, for the most part, continue to pay their rent.

At our commercial properties, with the exception of grocery stores and other "essential" businesses, many of our retail tenants have been adversely affected by the previously mandated shutdowns and the continued lingering impact to consumer sentiment and preferences for safety amid the reemergence of other variants. While the overall average cash realization of monthly billings as compared to monthly cash collections for the commercial properties for the nine months ended July 31, 2021 has resumed to pre-pandemic levels, the average annual occupancy rate has declined from approximately 80.3% and 79.1%, respectively, for the nine and three months ended July 31, 2020 to approximately 76.4% and 76%, respectively, for the nine and three months ended July 31, 2021. During the first quarter of Fiscal 2021, Pet Valu, Inc., a pet store tenant, vacated several stores located in shopping centers owned by FREIT Maryland affiliates (Wayne PSC, Damascus Centre and Grande Rotunda) and terminated the related leases early paying an aggregate lease termination fee in the amount of approximately $260,000 (with a consolidated impact to FREIT Maryland of approximately $140,000). Until the space is re-leased at each of these properties, FREIT Maryland’s operating results will be adversely impacted from the loss of base rent and additional rent of approximately $0.4 million (with a consolidated impact to FREIT Maryland of approximately $0.2 million) on an annualized basis. The Company is closely monitoring changes in the collectability assessment of its tenant receivables as a result of certain tenants suffering adverse financial consequences related to the COVID-19 pandemic. For the nine and three months ended July 31, 2021, rental revenue deemed uncollectible of approximately $1.2 million and $0.3 million (with a consolidated impact to FREIT Maryland of approximately $0.7 million and $0.1 million), respectively, was classified as a reduction in rental revenue based on our assessment of the probability of collecting substantially all of the remaining rents for certain tenants. As of July 31, 2021, FREIT Maryland has applied, net of amounts subsequently paid back by tenants, an aggregate of approximately $397,000 of security deposits from its commercial tenants to outstanding receivables due. For the nine and three months ended July 31, 2021, on a case by case basis, FREIT Maryland has offered some commercial tenants rent abatements over a specified time period totaling approximately $135,000 and $34,000 (with a consolidated impact to FREIT Maryland of approximately $91,000 and $20,000), respectively. FREIT Maryland has not offered any significant new deferrals of rent over a specified time period during the nine and three months ended July 31, 2021. FREIT Maryland currently remains in active discussions and negotiations with these impacted retail tenants.

For the nine months ended July 31, 2021, we have experienced a positive cash flow from operations with cash provided by operations of approximately $10.2 million. This could change based on the duration of the pandemic, which is uncertain. We believe that our cash balance as of July 31, 2021 of approximately $36.4 million coupled with a $13 million available line of credit (available through October 31, 2023) will provide us with sufficient liquidity for at least the next twelve months from the filing of this Release.

The extent of the effects of COVID-19 on our business, results of operations, cash flows, value of our real estate assets and growth prospects is highly uncertain and will ultimately depend on future developments, none of which can be predicted with any certainty. However, we believe the actions we have taken and continue to take will help minimize interruptions to our operations and will put us in the best position to participate in the economic recovery as the recovery occurs. FREIT Maryland will continue to actively monitor the effects of the pandemic, including governmental directives in the jurisdictions in which we operate and the recommendations of public health authorities, and will, as needed, take further measures to adapt our business in the best interests of our shareholders and personnel.

Reincorporation

On July 1, 2021, First Real Estate Investment Trust of New Jersey (“FREIT”) completed the change of its form of organization from a New Jersey real estate investment trust to a Maryland corporation (the “Reincorporation”) which was approved by its shareholders at the annual meeting of shareholders held on May 6, 2021. The Reincorporation changes the law applicable to FREIT’s affairs from New Jersey law to Maryland law and was accomplished by the merger of FREIT with and into its wholly owned subsidiary, FREIT Maryland, a Maryland corporation. As a result of the Reincorporation, the separate existence of FREIT has ceased and FREIT Maryland has succeeded to all the business, properties, assets and liabilities of FREIT. Holders of shares of beneficial interest in FREIT have received one newly issued share of common stock of FREIT Maryland for each share of FREIT that they own, without any action of shareholders required and all treasury stock held by FREIT was retired. FREIT Maryland is organized and will continue to operate in such a manner as to qualify for taxation as a REIT under the Internal Revenue Code of 1986, as amended, and its stock is traded on the over-the counter market under the trading symbol FREVS.

Legal Proceeding Update

Please refer to the disclosures in the Form 10-Q which was filed in September 2021 for updated information related to the legal proceeding between FREIT Maryland and certain of its affiliates and Sinatra Properties LLC.

Dividend

After careful consideration of FREIT Maryland’s projected operating results and cash needs, the Board of Directors (“Board”) declared a third quarter dividend of $0.05 per share which will be paid on September 15, 2021 to shareholders of record on September 1, 2021. The Board will continue to evaluate the dividend on a quarterly basis.

Adjusted Funds From Operations

Funds From Operations (“FFO”) is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). FREIT Maryland does not include sources or distributions from equity/debt sources in its computation of FFO. Although many consider FFO as the standard measurement of a REIT’s performance, FREIT Maryland modified the NAREIT computation of FFO to include other adjustments to GAAP net income, which are not considered by management to be the primary drivers of its decision making process. These adjustments to GAAP net income are straight-line rents and recurring capital improvements on FREIT Maryland’s residential apartments.

The modified FFO computation is referred to as Adjusted Funds From Operations (“AFFO”). FREIT Maryland believes that AFFO is a superior measure of its operating performance. FREIT Maryland computes FFO and AFFO as follows:

	For the Fiscal Quarter Ended July 31,		For the Nine Months Ended July 31,
	2021	2020	2021	2020
	(In Thousands of Dollars, Except Per Share Amounts)		(In Thousands of Dollars, Except Per Share Amounts)
Funds From Operations ("FFO") (a)

Net income (loss)	$316	$(320)	$1,032	$24,795
Depreciation of consolidated properties	2,315	2,425	6,948	7,887
Amortization of deferred leasing costs	131	363	363	601
Distributions to non-controlling interests	(450)	—	(960)	(583)
Gain on deconsolidation of subsidiary	—	—	—	(27,680)
Adjustment to loss in investment in tenancy-in-common for depreciation	352	349	1,055	582
FFO	$2,664	$2,817	$8,438	$5,602

Per Share - Basic and Diluted	$0.38	$0.40	$1.20	$0.80

(a) As prescribed by NAREIT.

Adjusted Funds From Operations ("AFFO")

FFO	$2,664	$2,817	$8,438	$5,602
Deferred rents (Straight lining)	12	334	225	213
Capital Improvements - Apartments	(258)	(127)	(438)	(353)
AFFO	$2,418	$3,024	$8,225	$5,462

Per Share - Basic and Diluted	$0.34	$0.43	$1.17	$0.78
Weighted Average Shares Outstanding:
Basic	7,022	6,998	7,016	6,989
Diluted	7,026	6,998	7,018	6,992

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT Maryland, and therefore FREIT Maryland’s FFO and AFFO may not be directly comparable to those of other REITs.

The statements in this report, which relate to future earnings or performance, are forward-looking. Actual results may differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents, and the negative impact of the COVID-19 pandemic. Additional information about these factors is contained in the Company’s filings with the SEC including the Company’s most recent filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey, Inc. is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. Its portfolio of residential and commercial properties are located in New Jersey, New York and Maryland, with the largest concentration in northern New Jersey.

For additional information, contact Shareholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

5